Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

BYLAWS OF

MENTOR GRAPHICS CORPORATION,

an Oregon corporation

November 12, 2016

The undersigned, the duly appointed Secretary of the corporation, hereby certifies that:

1. The undersigned is the duly elected Secretary of MENTOR GRAPHICS CORPORATION, an Oregon corporation (the “corporation”).

2. Pursuant to a resolution duly adopted by the Board of Directors of the corporation, effective November 12, 2016, the Bylaws of the corporation are amended to add a new Article XII, which shall read as follows:

“ARTICLE XII

EXCLUSIVE FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Oregon Business Corporation Act, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the state of Oregon.”

3. The matters set forth in this certificate are true and correct to my own knowledge.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.

/s/ Dean Freed
Name:	Dean Freed
Title:	Secretary

[Certificate of Amendment of Bylaws Signature Page]